AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 10th day of May, 2017, to the Custody Agreement dated as of April 6, 2011, and amended and restated as of November 16, 2016 (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Friess Small Cap Growth Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit Y, the Friess Small Cap Growth Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANK, N.A
By:	/s/ James R. Arnold	By:	/s/ Michael L. Ceccato
Name: James R. Arnold		Name: Michael L Ceccato
Title: President		Title: Vice President

Exhibit Y to the Separate Series of the Amended and Restated Managed Portfolio Series Custody Agreement

Name of Series
Friess Small Cap Growth Fund

Custody Services Fee Schedule at May, 2017

Annual Fee Based Upon Market Value per Fund*
1.00 basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund – $[…]
Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$[…] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$[…] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$[…] – Option/SWAPS/future contract written, exercised or expired
▪	$[…] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$[…] – Physical security transaction
▪	$[…] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪	Additional fees apply for global servicing.
▪	$[…] – per Sub Advisor
▪	$[…] – per Segregated custody account
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit Y.

Friess Associates, LLC

By:_____________________________

Printed Name:____________________

Title:___________________________ Date:________________________

Exhibit Y (continued) to the Separate Series of the Amended and Restated
Managed Portfolio Series Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at May, 2017

[…]

A monthly base fee per account (fund) will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
▪	1–25 foreign securities: $[…] ; 26–50 foreign securities: $[…] ; Over 50 foreign securities: $[…]
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[…] per claim.
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.